Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made this 31st day of August, 2006 and effective as of March 27, 2006 (the “Effective Date”), by and between TESSCO TECHNOLOGIES INCORPORATED, a Delaware corporation (the “Company”), and ROBERT B. BARNHILL, JR. (“Executive”).

BACKGROUND

A.            Pursuant to an Employment Agreement dated March 31, 1994 (as heretofore amended, the “Existing Employment Agreement”), Executive currently serves as President, Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”) of the Company. The term of the Existing Employment Agreement is not fixed but rather is terminable by either party upon three years’ notice.

B.            The Board of Directors of the Company (the “Board”) is desirous of securing Executive’s continued commitment to serving as President, Chief Executive Officer, and Chairman of the Company for the five-fiscal-year period commencing as of the Effective Date and extending through the Company’s fiscal year ending in 2011 (the “Regular Term”), by which time the Board and Executive intend to have developed a succession plan and to have engaged a new President and CEO. The Board further wishes to obtain Executive’s commitment to serve in the role of Executive Chairman (in addition to his service as a member of the Board) during the five succeeding fiscal years extending through the end of the Company’s fiscal year ending in 2016 (the “Transition Period”), during which period he would initially be responsible for transition and then would serve as a senior advisor to the new CEO and the Board.

C.            Executive is desirous of providing the commitment sought by the Board.

D.            The Board and Executive believe that the Existing Employment Agreement does not accommodate these shared objectives and is outdated in certain other respects and, accordingly, that it is necessary and appropriate to replace the Existing Agreement and to enter into this Agreement.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties herein set forth, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and Executive intending to be legally bound agree as follows:

1.             DEFINED TERMS. As used in this Agreement, the following capitalized terms have the meanings ascribed to them in this section:

(a)           “Benefits” means, for purposes of section 7, those benefits and perquisites actually afforded to Executive or to which Executive shall be entitled, as contemplated by section 5(c), immediately before the Termination Date.

(b)           “Benefit Equivalent Payment” means, with respect to any Benefit that, after the termination of Executive’s employment, cannot continue to be (or is in fact no longer, without regard to whether it can or cannot continue to be) provided by the Company, an amount equal to the value of such Benefit, grossed up to the extent necessary to offset any additional income tax cost that Executive incurs because such Benefit is no longer provided directly by the Company (the amount of which gross-up payment shall be determined using the highest marginal federal and state income tax rates from time to time applicable to Executive) and the income tax cost of the gross-up payment itself.

(c)           “Cause” means:

(1)           Executive’s willful violation of a Company policy (excluding any act or omission that Executive reasonably believed in good faith to have been in the best interest of the Company), willful commission of an act of fraud or dishonesty, or willful engagement in illegal conduct or gross misconduct, which in each case is materially and demonstrably injurious to the Company;

(2)           Executive’s continued failure to substantially perform his duties with the Company or to substantially comply with a specific and lawful directive of the Board (other than a continued failure caused by or attributable to physical or mental illness or infirmity), in each case after a written demand for substantial performance or substantial compliance is delivered to Executive by or on behalf of the Board, which demand is based on a good-faith determination by the Board, after reasonable inquiry, specifically identifying the manner in which the Board believes Executive has not substantially performed his duties or substantially complied with a lawful directive;

(3)           Executive’s conviction of (including a plea of nolo contendere to) a crime constituting a felony;

(4)           Executive’s embezzlement or criminal diversion of funds;

(5)           Executive’s failure (other than by reason of physical or mental illness or infirmity) to perform or to comply with any material term or condition of this Agreement, which failure:

(i)            is of such a nature that it is reasonably capable of being cured, but only if (x) Executive does not cure such failure within thirty (30) days after written notice of such failure or (y) if such failure cannot be cured in such period and the continuation of such failure will not be materially and demonstrably injurious to the Company, Executive does not commence and diligently seek to cure such failure within such period and thereafter continue to seek to cure such failure until cured; or

(ii)           is of such a nature that it is not reasonably capable of being cured, in which case Executive shall be given written notice thereof but shall not be entitled to any opportunity to cure such failure.

(d)           “Change in Control” means:

(1)           any “person” (as such term is used in section 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than, until such time as Executive for the first time hereafter no longer continues to own at least fifteen percent (15%) of the Company’s issued and outstanding common stock, Executive or any affiliate, affiliated person or entity (including any group with which Executive acts in concert), trust, estate, beneficiary, or legatee of Executive) becomes the beneficial owner, directly or indirectly, of shares of the Company’s common stock or other interests in the Company representing fifty percent (50%) or more of the combined voting power of the then-outstanding Company Voting Securities; except that the following shall not constitute or result in a Change in Control: (i) any acquisition of then-outstanding or newly issued Company Voting Securities by the Company or any entity controlled by the Company, (ii) any acquisition of then-outstanding or newly issued Company Voting Securities by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (iii) any increase in the percentage of the then-outstanding Company Voting Securities held by any person that does not involve any acquisition of Company Voting Securities (whether then outstanding or newly issued) by such person but results solely from a reduction in the number of Company Voting Securities outstanding (such as may result from the Company’s acquisition of outstanding Company Voting Securities)); provided, however, that if (A) a person becomes the beneficial owner of 50% or more of the outstanding Company Voting Securities by reason or as a result of an acquisition of Voting Securities by the Company or any entity controlled by the Company as described in clause (i) above or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company as described in clause (ii) above, or as the result of a reduction in the number of Company Voting Securities as described in clause (iii) above, and (B) such person, after such acquisition or reduction, becomes the beneficial owner of any additional Company Voting Securities (other than upon the exercise, conversion, or vesting, as applicable, of any options, warrants, or other rights in respect thereof then previously issued or delivered to such person by the Company in the ordinary course and without the intent or purpose of circumventing the intent of this clause), then such acquisition of additional Company Voting Securities shall, unless another exception otherwise applies, constitute a Change in Control; or

(2)           the consummation by the Company of any consolidation or merger or share exchange involving the Company, or any sale or disposition by the Company of all or substantially all of its assets (directly or indirectly, in one transaction or a series of transactions, and including any such sale or disposition implemented through a sale or disposition (including by merger, consolidation, or share exchange) involving some or all of the Company’s subsidiaries or the assets thereof, and where, for purposes of determining “all or substantially all,” those assets owned by one or more direct or indirect subsidiaries of the Company shall be deemed owned by the Company) (each such consolidation, merger, share exchange, or sale or disposition of assets a “Business Combination”), except for:

(i)            a Business Combination as a result of which the beneficial owners of outstanding Company Voting Securities immediately before the transaction continue to beneficially own (whether because such Company Voting Securities remain outstanding or because such Company Voting Securities are converted into equity securities of the surviving entity) immediately after the Business Combination is consummated more than fifty percent (50%) of the voting securities of the surviving or ongoing entity (in the case of a consolidation, merger, or share exchange) or the acquiror of such assets (in the case of a sale or disposition of assets), or (in either case) in any other entity that directly or indirectly owns or controls such surviving or ongoing entity or acquiror of assets (including a corporation or other entity that, as a result of the transaction, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries) (any such surviving, ongoing, acquiring, or other entity the “Successor Entity”)  in substantially the same proportions as their ownership of Company Voting Securities immediately before such Business Combination, or

(ii)           a Business Combination (A) that Executive has either (x) approved in writing or (y) otherwise unequivocally indicated his approval of (whether by voting to approve the transaction or by directly or indirectly participating in the transaction (whether or not he votes to approve the transaction)), and (B) as a result of which the percentage of the voting securities of the Successor Entity outstanding immediately after the consummation of the transaction beneficially owned by Executive is at least one hundred ten percent (110%) of his percentage ownership of Company Voting Securities immediately before the Business Combination; or

(3)           the stockholders of the Company approve a plan of complete liquidation of the Company.

(e)           “Code of Conduct” means the Company’s Code of Conduct as from time to time in effect for senior executives of the Company. The current Code of Conduct is attached hereto as Exhibit A.

(f)            “Company Voting Securities” means shares of the Company’s common stock or other securities or interests in the Company entitled to vote generally in the election of the Company’s directors.

(g)           “Disability” means any physical or mental illness or infirmity (which for the avoidance of doubt shall in any event be deemed for purposes of this Agreement to exclude habitual use of alcohol or drugs) of Executive that causes him to be substantially unable to perform his duties hereunder for any period of one hundred eighty (180) consecutive days or two hundred seventy (270) days, whether or not consecutive, in any period of three hundred sixty five (365) days, despite provision by the Company of reasonable accommodations as required by law. The determination of whether a Disability exists shall be made by a licensed physician who is board certified in the applicable specialty selected by Company and Executive. If the parties cannot agree on such a physician or specialty, each party shall select a physician and the two physicians so selected shall select a third physician board certified in the specialty determined appropriate by the two physicians, and such board-certified physician shall make the determination of whether a Disability exists. Absent certification by the physician selected by the parties as aforesaid that the circumstances of Executive’s condition have changed materially since the time of the then most recent determination, neither party shall be able to initiate a determination as to Disability for a period of nine months after the completion of the then most recent determination.

(h)           “Excusable Disqualification Event” means, with respect to Executive’s service as Chairman or Executive Chairman of the Board (or, insofar as is necessary to such service, Executive’s membership on the Board):

(1)           the failure or refusal of the Company’s stockholders to reelect Executive to the Board (unless, in connection therewith, the Company has breached its obligation to nominate Executive for reelection to the Board as provided in section 4(c), but subject to the exceptions contained in section 4(d)(1)):

(2)           the failure or refusal of the Board or the nominating committee of the Board to nominate Executive for reelection to the Board, but only if such failure or refusal does not constitute a breach of the Company’s obligation to nominate Executive for reelection as provided in section 4(c), but subject to the exceptions contained in section 4(d)(1); or

(3)           the Board’s determination, made by a majority of the directors (other than Executive) in good faith after receipt of advice of counsel, that the Board’s appointment of Executive from among its members to the position of Chairman or Executive Chairman, would result in a violation of its fiduciary duties as directors under applicable law.

(i)            “Good Reason” means the occurrence, without Executive’s express prior written consent, of any of the following:

(1)           The Company’s assignment to Executive of duties materially inconsistent with Executive’s position, authority, duties, or responsibilities specified herein or as modified from time to time by written agreement (other than as a result of Executive’s inability or ineligibility to serve as Chairman or Executive Chairman, or his failure to be reelected to the Board, but only if such inability or ineligibility, or such failure, is caused by an Excusable Disqualification Event);

(2)           Any material diminution in the scope of Executive’s authority or any change in Executive’s title (other than (i) as expressly contemplated herein at the end of the Regular Term or (ii) as a result of Executive’s inability or ineligibility to serve as Chairman or Executive Chairman, or his failure to be reelected to the Board, but only if such inability or ineligibility, or such failure, is caused by an Excusable Disqualification Event);

(3)           Any reduction in Executive’s base salary (other than as expressly contemplated herein at the end of the Regular Term);

(4)           The Company’s failure to substantially perform or comply with any other material term or provision of this Agreement; or

(5)           the Company’s requiring Executive to be based at a location outside of a thirty five (35) mile radius of Executive’s present home address, which is 6316 Mossway, Baltimore, Maryland 21212;

and, if the same is capable of being rectified, the failure of the Company to rectify the same within thirty (30) days after written demand specifically identifying the occurrence is delivered by Executive to the Company, or, if the same is not capable of being rectified in such period of time, the failure of the Company to commence diligently to seek to rectify the same within such period and thereafter to continue to seek to rectify such failure until rectified. For the avoidance of doubt, any prospective action that would, if actually taken or implemented, constitute Good Reason through application of (1) or (2) above (after the expiration without cure of the applicable notice and cure period provided for above) shall not in any event be deemed to have occurred unless and until such action is actually taken or implemented. In particular, and solely by way of illustration, a material diminution in the scope of Executive’s authority or any change in Executive’s title that would result from a prospective Change in Control shall not, for purposes hereof, be deemed to have occurred until the Change in Control has actually occurred.

(j)            “Incentive Compensation” means, for any fiscal year of the Company, the cash incentive bonus paid or payable to Executive pursuant to the Compensation Plan for such fiscal year.

(k)           “Termination Date” means the date as of which Executive’s employment terminates, which means (1) if Executive’s employment is terminated due to Executive’s death, the date of Executive’s death and (2) if Executive’s employment is terminated by the Company or by Executive for any other reason, the date specified in the Termination Notice given pursuant to the applicable subsection of section 7.

(l)            “Termination Notice” means a written Termination Notice given by the Company or by Executive as contemplated by section 7.

(m)          Additional Terms. The following terms are defined elsewhere in this Agreement:

“Board”	Recital B
“Business Combination”	Section 1(d)(2)
“Code”	Section 8(a)
“CEO”	Recital A
“Chairman”	Recital A
“Compensation Plan”	Section 5(b)(1)
“Exchange Act”	Section 1(d)(1)
“Excise Tax”	Section 8(a)
“Existing Employment Agreement”	Recital A
“Life Insurance Payments”	Section 5(d)
“Outstanding Voting Securities”	Section 1(d)(1)
“PSUs”	Section 5(f)
“Regular Term”	Recital B

“Restricted Shares”	Section 5(e)
“Restriction Period”	Section 9(b)(2)
“SERP”	Section 5(g)
“Successor Entity”	Section 1(d)(2)(i)
“Target Bonus “	Section 5(b)(3)
“Term”	Section 3
“Transition Period”	Recital B

2.             EMPLOYMENT. The Company agrees to employ Executive, and Executive agrees to be employed, on the terms and subject to the conditions herein set forth.

3.             TERM. The term of Executive’s employment with the Company under this Agreement (the “Term”) shall commence as of the Effective Date and shall continue for a period of ten (10) fiscal years of the Company, which period shall consist of the Regular Term and the Transition Period, unless Executive’s employment is sooner terminated as provided in section 7 of this Agreement, whereupon the Term shall end.

4.             DUTIES.

(a)           During the Regular Term, Executive shall serve as, and have responsibilities and authority consistent with the position of, full-time President, CEO, and (subject to section 4(c) below) Chairman. Executive’s specific responsibilities and authority shall be as from time to time provided in the Company’s Bylaws and established by the Board, to which Executive shall report, but shall not without Executive’s written consent and subject to section 4(c) be materially diminished during the Regular Term compared with Executive’s responsibilities and authority on the Effective Date. Executive shall devote substantially all of Executive’s business time, energy, and skill to the performance of his duties under this Agreement and shall devote commercially reasonable efforts and attention to such duties. Notwithstanding the foregoing, the Company acknowledges that Executive has investment, charitable, and professional interests and obligations to which he will attend on a continuing basis, but Executive represents and covenants that these activities will not materially interfere with the performance of his duties hereunder.

(b)           During the Transition Period, Executive shall serve in the role of Executive Chairman (in addition to his service as a member of the Board), subject, however, to section 4(c) below. As Executive Chairman, Executive shall initially be responsible during the Transition Period for transition of the leadership of the Company to such person or persons who are selected by the Board (which person or persons shall, except as may otherwise be determined by the Board, report to the Board and not to Executive), and thereafter during the Transition Period, Executive shall serve as a senior advisor to such person or persons, and to the Board, using his experience and role as founder and as (then) past CEO to help guide the Company’s growth strategy and development. In addition, Executive shall have such other specific responsibilities and authority as shall from time to time be established by the Board, to which

Executive shall report. During the Transition Period, Executive shall not be required to devote more than ten days per fiscal quarter to such duties, in addition to routine duties he may have as a member of the Board.

(c)           The Company and Executive acknowledge that the ability of Executive to serve on the Board, and hence to serve as and to hold the titles of “Chairman” and “Executive Chairman,” is dependent and conditioned upon Executive’s being nominated from time to time by the Board (or the nominating committee thereof) for election to the Board, Executive’s then being elected from time to time to serve on the Board by the stockholders of the Company, and, upon the election of Executive to serve on the Board, the designation of Executive by the Board to serve as Chairman or Executive Chairman. Accordingly, the Company agrees that, except to the extent provided in subsection (d)(1), Executive shall, during the Term, continue to be nominated to serve on the Board as his term would otherwise from time to time expire.

(d)           Notwithstanding subsections (a), (b), and (c):

(1)           If the Board, by a majority vote of its members (excluding Executive), determines in good faith after receipt of advice of counsel that nominating Executive to serve on the Board would result in a breach of its fiduciary duties as directors under applicable law (or, in the case of the nominating committee, a violation of its charter), neither the Board nor the nominating committee shall have any obligation to nominate Executive for election to the Board; and

(2)           If (i) the stockholders for any reason do not reelect Executive to the Board or (ii) even if Executive is reelected, the Board, by a majority vote of its members (excluding Executive), determines in good faith after receipt of advice of counsel that its appointment of Executive from among the members of the Board to the position of Chairman or Executive Chairman would result in a violation of its fiduciary duties as directors under applicable law, then Executive shall not, and shall not be entitled to, hold such titles or serve in such capacity or position beyond his then current term as such. Nevertheless, and in either such case, insofar as the same is not inconsistent with its fiduciary duties, the Board shall instead permit Executive during such period to hold a title and to serve the Company in a capacity as similar as reasonably practicable to that which he would have held or that in which he would have served the Company hereunder had he been so elected or such determination not been made, and within the limits of such duties the Board will take, or direct the Company to take, commercially reasonably steps (including offering to Executive observation rights on the Board) to so allow or provide. In no event, however, shall the fact that, under the specific circumstances described in this subsection (d), Executive (i) is not nominated for reelection as a director, (ii) is no longer a director, or (iii) is not appointed to serve as Chairman or Executive Chairman constitute Good Reason or a breach or default by either party to this Agreement or effect a termination of Executive’s employment or this Agreement, or otherwise affect any of Executive’s or the Company’s rights or obligations hereunder (other than the obligation on the part of Executive to serve as Chairman or Executive Chairman).

5.             COMPENSATION AND BENEFITS.

(a)           Base Salary.

(1)           During the Regular Term, Executive shall be paid a base salary at the initial rate of $600,000 per fiscal year, subject to annual increases (but not decreases) as the Compensation Committee and the Board from time to time determine are appropriate, consistent with the standards used to review and adjust the compensation of the Company’s other senior executives. It is expected that the next review of Executive’s base salary will be conducted at the end of the Company’s fiscal year ending in 2009 in respect of the Company’s fiscal year ending in 2010.

(2)           During the Transition Period, Executive shall be paid a base salary at the initial rate of $200,000 per fiscal year, subject to such increases (if any) as the Compensation Committee and the Board from time to time determine are appropriate. Executive shall not be entitled to receive during the Transition Period any other fees for attending meetings of the Board or committees thereof as are otherwise provided to nonexecutive members of the Board, but Executive shall be entitled to reimbursement of reasonable expenses on the same terms as apply to other members of the Board.

(b)           Incentive Compensation.

(1)           For each fiscal year during the Term (i.e., both the Regular Term and the Transition Period), Executive shall participate with the other senior executives of the Company in, and shall be eligible to receive cash incentive compensation in accordance with the terms of, the senior executive compensation plan adopted by the Board for that fiscal year (as applicable to each fiscal year, the “Compensation Plan”).

(2)           The parties acknowledge that the standards and criteria on which awards under the Compensation Plan have historically been based include both corporate earnings targets (measured after all incentive compensation is taken into account) and a somewhat more subjective individual performance factor and that it is the Board’s current expectation (but not the Board’s or the Company’s obligation hereunder) to continue to use similar criteria in determining incentive compensation for all senior executives, including Executive.

(3)           Executive’s minimum Incentive Compensation opportunity for each fiscal year during the Term (Executive’s “Target Bonus”), which is referred to in the current Compensation Plan as Executive’s “Expected Reward Opportunity,” shall be such amount (expressed either as a percentage of base salary, as is currently the case, or as a stated dollar amount) as the Board (or the Compensation Committee of the Board, as applicable) from time to time determines in it sole discretion is appropriate, but in no event shall Executive’s Target Bonus for any fiscal year during the Term be less than 100% of Executive’s base salary for that fiscal year. Under the current Compensation Plan, the amount of Incentive Compensation awarded to Executive for a particular fiscal year if the “expected” level of achievement (both corporate and individual) is attained for that fiscal year is (by definition) equal to Executive’s Target Bonus. The actual Incentive Compensation awarded to Executive for any particular fiscal year may be more or less than Executive’s Target Bonus, based on the actual level of achievement relative to the performance metrics established for that year by the Board .

(c)           Benefit Plans and Fringe Benefits. Executive shall continue, during the Term, to be eligible to participate in all benefit plans and be granted those benefits (including health, life, long-term care, and disability coverage) and perquisites that are currently afforded to Executive (with reference in any event to the limits contemplated by section 10(m)) and such other benefits and perquisites as are from time to time afforded to other senior executives of the Company generally, along with such additional benefits and perquisites as the Compensation Committee or the Board from time to time determine are appropriate. Notwithstanding the foregoing, the grant or award to Executive of, and the eligibility of Executive to receive, equity-based compensation shall be governed by subsection (f) of this section.

(d)           Life Insurance Payments. In addition to any other benefits to which Executive may be entitled, the Company shall continue to pay to Executive, or for Executive’s benefit, during the Term the following amounts (collectively, the “Life Insurance Payments”): (i) $12,500 per year, which is the amount of the premium on an existing $2 million insurance policy on Executive’s life that is owned by Executive (or an insurance trust created by Executive) and (ii) $65,000 per year, which is amount paid to Executive in lieu of the second-to-die (with Executive’s spouse) split-dollar life insurance policy arrangement with the Company that was cancelled in May 2003. Executive acknowledges that, although the Company also pays the premiums on certain other key-man life insurance policies, these are maintained for the benefit of and are payable to the Company, and hence are not part of Executive’s compensation arrangements. The Company remains free to deal with such policies as it deems appropriate.

(e)           Grant of Restricted Shares. The Company has granted to Executive one hundred thousand (100,000) shares of the Company’s common stock (the “Restricted Shares”) pursuant to the Company’s Amended and Restated 1994 Stock and Incentive Plan on the terms and subject to the conditions set forth in a Restricted Stock Award of even date herewith, a copy of which is attached hereto as Exhibit B.

(f)            Additional Equity-Based Compensation. In addition to the grant of the Restricted Shares described in subsection (e), Executive shall be entitled to participate in all equity-based compensation programs, including any award of Performance Stock Units (“PSUs”), of the kind as may from time to time be awarded, extended, or made available, during the Regular Term, to other senior executives of the Company and, during the Transition Term, to the nonexecutive directors, in each case as the Board from time to time implements or determines is appropriate.

(g)           SERP. The Company shall continue to provide, and Executive shall continue to participate in, the 1994 Supplemental Executive Retirement Plan of the Company, as established for Executive, as the same may heretofore have been or may hereafter be amended with the express written consent of Executive, including any amendments required or determined to be necessary or appropriate to comply with any changes or modifications to any provisions of law or regulations applicable thereto (as so amended, the “SERP”).

(h)           Expense Reimbursement. The Company shall reimburse Executive for business travel, lodging, and meals and other reasonable business expenses incurred by him in his performance of services hereunder, subject to submission of documentation in accordance with the Company’s business expense reimbursement policies from time to time applicable to its senior executives.

(i)            Payments: Withholding of Taxes, etc. Payments of base salary shall be made in biweekly or other installments in accordance with the Company’s general payroll practices from time to time in effect. Incentive Compensation payments for each fiscal year shall be made annually in accordance with the Compensation Plan for such year. All payments to Executive hereunder shall be reduced by taxes and other amounts that the Company is required by law or authorized by Executive to withhold.

6.             D&O COVERAGE; INDEMNIFICATION. To the extent available at reasonable rates (and any rates for comparable coverage not exceeding 200% of the rates currently paid by the Company shall in any event be deemed reasonable for these purposes), the Company agrees to maintain at all times during the Term and for a period of not less than six (6) years following the Termination Date, and to cause Executive to be covered under, its director/officer and general liability policies for all acts or omissions of Executive within the scope of his employment occurring (or alleged to have occurred) during the Term. Whether or not such coverage exists or is available, the Company further agrees to provide Executive with any other or additional director and officer liability insurance coverage, and to enter into agreements with Executive providing for indemnification, to at least the same extent, and on terms at least as favorable as those, offered by the Company to its other senior executives or directors from time to time during the Term.

7.             TERMINATION.

(a)           In General.

(1)           The Company may at any time elect to terminate Executive’s employment under this Agreement by delivery of a Termination Notice to Executive for any reason (including on account of Disability) or no reason, with or without Cause, in which event the termination provisions of this Agreement shall govern.

(2)           Executive may at any time elect to terminate his employment under this Agreement by delivery of a Termination Notice to the Company for any reason (including on account of Disability) or no reason, with or without Good Reason, in which event the termination provisions of this Agreement shall govern.

(3)           Any termination of Executive’s employment pursuant to the various subsections of this section 7 shall not be deemed a breach of this Agreement. Any election to terminate Executive’s employment pursuant to subsection (b), (c), or (d) shall be communicated by the terminating party by a Termination Notice given as provided in such subsection.

(4)           For the avoidance of doubt, Executive shall be entitled to payment pursuant to no more than one of subsections (b), (c), (d), (e), or (f) of this section 7, as applicable, upon and following the occurrence of the first Termination Date, if any, after the date hereof.

(b)           Involuntary or For Good Reason. The Company may elect to terminate Executive’s employment at any time other than for Cause or Disability by giving Executive a Termination Notice to that effect specifying a Termination Date that is not less than thirty (30) nor more than ninety (90) days after the date the Termination Notice is given, and Executive may elect to terminate his employment at any time for Good Reason by giving the Company a Termination Notice stating the grounds therefor and specifying a Termination Date that is not less than twenty (20) nor more than ninety (90) days after the date the Termination Notice is given (or, if earlier, a Termination Date that is the date immediately preceding an intervening Change in Control). If such a Termination Notice is delivered in compliance with and meeting the conditions of the immediately preceding sentence, Executive’s employment shall be terminated as and when so provided, and, if the Termination Notice properly establishes as the Termination Date a date during the Term and before the occurrence of a Change in Control, the Company shall then:

(1)           Pay to Executive any unpaid base salary accrued through the Termination Date and any unpaid Incentive Compensation to which Executive is entitled for fiscal years ending on or before the Termination Date, which amounts shall be paid on the dates such amounts would otherwise have been paid but for the termination;

(2)           Pay to Executive an amount equal to the Target Bonus established for the fiscal year in which the Termination Date occurs (but in no event less than the greater of the Target Bonus for the previous fiscal year and the Incentive Compensation actually paid or payable for the previous fiscal year), prorated for the number of days from the beginning of the fiscal year to the Termination Date, which shall be paid in a lump sum within one (1) month after the Termination Date;

(3)           Continue paying Executive’s base salary, at the rate in effect on the Termination Date, for a period of three (3) years from the Termination Date (even if such period extends beyond the date the Term would otherwise have ended), which shall be paid in regular installments on the dates such amounts would otherwise have been paid but for the termination;

(4)           Pay to Executive annual amounts in lieu of Incentive Compensation, each of which shall be equal to the Target Bonus established for the fiscal year in which the Termination Date occurs (but in no event less than the greater of the Target Bonus for the previous fiscal year and the Incentive Compensation actually paid or payable for the previous fiscal year), which shall be paid on the first, second, and third anniversaries of the Termination Date (even if such dates extend beyond the date the Term would otherwise have ended);

(5)           Continue providing all Benefits for a period of three (3) years from the Termination Date (even if such period extends beyond the date the Term would otherwise have ended) or, to the extent that the Company cannot continue providing any of the Benefits, make Benefit Equivalent Payments to Executive in regular installments (or at such other times as the Company demonstrates reasonable business practices would dictate under the circumstances) generally consistent with (but in no event more than three (3) months after) the dates the Benefits would have been provided but for the termination; and

(6)           Continue paying the Life Insurance Payments that would otherwise have been payable under section 5(d) (on the dates such amounts would have been paid but for the termination) for a period of three (3) years from the Termination Date (even if such period extends beyond the date the Term would otherwise have ended).

(7)           In addition to the foregoing: (i) the Restricted Shares shall vest fully and immediately in their entirety as of the Termination Date and (ii) all other equity-based compensation (including all other stock grants and PSUs) shall vest as respects any time-based vesting and shall vest as respects any performance-based vesting applicable to the then current fiscal year (without regard to actual performance) fully and immediately (and, in the case of PSUs, the underlying shares so vesting shall immediately become distributable) as of the Termination Date. No such vesting will occur to the extent determined on the basis of performance (as opposed to a lapse of time), during any subsequent fiscal year or years, except as otherwise provided in the corresponding award instrument or the terms otherwise applicable thereto.

(c)           For Cause or Without Good Reason. The Company may elect to terminate Executive’s employment at any time for Cause by giving Executive a Termination Notice stating the grounds therefor and specifying a Termination Date, which may be any date that is on or after (but not more than ninety (90) days after) the date the Termination Notice is given, and Executive may elect to terminate his employment at any time other than for Good Reason or on account of Disability by giving the Company a Termination Notice to that effect specifying a Termination Date that is not less than thirty (30) nor more than ninety (90) days after the date the Termination Notice is given. If such a Termination Notice is delivered in compliance with and meeting the conditions of the immediately preceding sentence, Executive’s employment will be terminated as and when so provided, and if the Termination Notice properly establishes a Termination Date during the Term and before the occurrence of a Change in Control, Executive shall be entitled to any unpaid base salary accrued through the Termination Date and any Incentive Compensation accrued but unpaid for fiscal years ending before the Termination Date (which amounts shall be paid on the dates such amounts would otherwise have been paid but for the termination), but Executive shall not be entitled to any Incentive Compensation for the fiscal year in which the Termination Date occurs or any other payments otherwise due hereunder. In addition, all benefits and Life Insurance Payments shall cease as of such Termination Date, except for Executive’s COBRA rights or to the extent that the applicable benefit plan or applicable law requires the provision of benefits for a longer period.

(d)           On Account of Disability. Either the Company or Executive may elect to terminate Executive’s employment on account of and upon Disability by giving to the other a Termination Notice to that effect specifying a Termination Date that is not less than thirty (30) nor more than ninety (90) days after the date the Termination Notice is given. If such a Termination Notice properly establishes a Termination Date during the Term and before the occurrence of a Change in Control, then Executive’s employment will be terminated as and when so provided and the Company shall then:

(1)           Pay to Executive any unpaid base salary accrued through the Termination Date and any unpaid Incentive Compensation to which Executive is entitled for fiscal years ending on or before the Termination Date, which amounts shall be paid on the dates such amounts would otherwise have been paid but for the termination;

(2)           Pay to Executive an amount equal to the Target Bonus established for the fiscal year in which the Termination Date occurs (but in no event less than the greater of the Target Bonus for the previous fiscal year and the Incentive Compensation actually paid or payable for the previous fiscal year), prorated for the number of days from the beginning of the fiscal year to the Termination Date, which shall be paid in a lump sum within one (1) month after the Termination Date;

(3)           Pay to Executive an amount equal to the greater of:

(i)            $1,200,000 and

(ii)           Three (3) times the sum of the following amounts: (x) Executive’s annual base salary in effect on the Termination Date plus (y) the Target Bonus for the fiscal year in which the Termination Date occurs (but in no event less than the greater of the Target Bonus for the previous fiscal year and the Incentive Compensation actually paid or payable for the previous fiscal year);

which amount shall be payable in equal monthly installments over a period of three (3) years commencing one (1) month after the Termination Date (even if such period extends beyond the date the Term would otherwise have ended);

(4)           Continue providing all Benefits for a period of three (3) years from the Termination Date (even if such period extends beyond the date the Term would otherwise have ended) or, to the extent that the Company cannot continue providing any of the Benefits, make Benefit Equivalent Payments to Executive in regular installments (or at such other times as the Company demonstrates reasonable business practices would dictate under the circumstances) generally consistent with (but in no event more than three (3) months after) the dates the Benefits would have been provided but for the termination; and

(5)           Continue paying the Life Insurance Payments that would otherwise have been payable under section 5(d) (on the dates such amounts would have been paid but for the termination) for a period of three (3) years from the Termination Date (even if such period extends beyond the date the Term would otherwise have ended).

(6)           In addition to the foregoing: (i) the Restricted Shares shall vest fully and immediately in their entirety as of the Termination Date and (ii) all other equity-based compensation (including all other stock grants and PSUs) shall vest as respects any time-based vesting and shall vest as respects any performance-based vesting applicable to the then current fiscal year (without regard to actual performance) fully and immediately (and, in the case of PSUs, the underlying shares so vesting shall immediately become distributable) as of the Termination Date. No such vesting will occur to the extent determined on the basis of performance (as opposed to a lapse of time), during any subsequent fiscal year or years, except as otherwise provided in the corresponding award instrument or the terms otherwise applicable thereto.

(e)           Upon Death of Executive. If at any time during the Term and before the occurrence of a Change in Control Executive’s employment is terminated by reason of his death, then the Company shall pay to Executive’s personal representative or other successor in interest (i) any unpaid base salary accrued through the Termination Date and any unpaid Incentive Compensation to which Executive is entitled for fiscal years ending on or before the Termination Date, which amounts shall be paid on the dates such amounts would otherwise have been paid but for the termination (but in no event later than one (1) month after the Termination Date) and (ii) a cash lump-sum payment, within one (1) month after the Termination Date, equal to the sum of the following:

(1)           An amount equal to the Target Bonus established for the fiscal year in which the Termination Date occurs (but in no event less than the greater of the Target Bonus for the previous fiscal year and the annual bonus actually paid or payable for the previous fiscal year), prorated for the number of days from the beginning of the fiscal year to the Termination Date; plus

(2)           An amount equal to the greater of:

(i)            $1,200,000 and

(ii)           Three (3) times the sum of the following amounts: (x) Executive’s annual base salary in effect on the Termination Date plus (y) the Target Bonus for the fiscal year in which the Termination Date occurs (but in no event less than the greater of the Target Bonus for the previous fiscal year and the Incentive Compensation actually paid or payable for the previous fiscal year); plus

(3)           The total amount of Benefit Equivalent Payments in respect of the Benefits that would have been afforded to Executive for the period of three (3) years following the Termination Date (as though Executive had not died and the Term extended at least through the end of such three-year period and notwithstanding that the Company could have continued providing such Benefits); plus

(4)           The total amount of the Life Insurance Payments that would have been payable to Executive for the period of three (3) years following the Termination Date (as though Executive had not died and the Term extended at least through the end of such three-year period).

(f)            On or After Change in Control. Notwithstanding the foregoing, if Executive’s employment is terminated for any reason (or no reason), whether by the Company with or without Cause, or by Executive, with or without Good Reason, or by the Company or by Executive on account of Disability, in any such case, pursuant to a Termination Notice properly establishing a Termination Date during the Term and on or after the occurrence of a Change in Control and, in the case of a Termination Notice delivered by Executive, during the Term and not later than thirty (30) days after the first anniversary of the occurrence of a Change in Control, or if Executive’s employment is terminated by reason of the death of Executive at any time during the Term and on or after the occurrence of a Change in Control, the Company shall pay to Executive (i) any unpaid base salary accrued through the Termination Date and any unpaid Incentive Compensation to which Executive is entitled for fiscal years ending on or before the Termination Date, which amounts shall be paid on the dates such amounts would otherwise have been paid but for the termination (but in no event later than one (1) month after the Termination Date) and (ii) a cash lump-sum payment, within one (1) month after the Termination Date, equal to the sum of the following:

(1)           Executive’s base salary, at the rate in effect on the Termination Date, for the balance of the fiscal year in which the Termination Date occurs; plus

(2)           An amount equal to the Target Bonus established for the fiscal year in which the Termination Date occurs (but in no event less than the greater of the Target Bonus for the previous fiscal year and the Incentive Compensation actually paid or payable for the previous fiscal year); plus

(3)           An amount equal to the greater of:

(i)            $1,200,000 and

(ii)           The sum of the following amounts: (x) Executive’s annual base salary in effect on the Termination Date plus (y) the Target Bonus established for the fiscal year in which the Termination Date occurs (but in no event less than the greater of the Target Bonus for the previous fiscal year and the Incentive Compensation actually paid or payable for the previous fiscal year); plus

(4)           The total amount of Benefit Equivalent Payments in respect of the Benefits that would have been afforded to Executive for the period of one (1) year following the Termination Date (as though the Term extended at least through the end of such one-year period and notwithstanding that the Company could have continued providing such Benefits); plus

(5)           The total amount of the Life Insurance Payments that would have been payable to Executive for the period of one (1) years following the Termination Date (as though the Term extended at least through the end of such one-year period).

(g)           Change in Control Following Termination. Notwithstanding the foregoing or any other provision hereof, if, at any time after the Termination Date in respect of a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, or by the Company or Executive on account of Disability, or by virtue of Executive’s death, there occurs a Change in Control, all amounts remaining payable to Executive as set forth above shall be accelerated and paid to Executive on the date of the Change in Control.

(h)           Release. As a condition precedent to receiving payment of the amounts payable under subsections (b), (d), or (f), Executive shall execute and deliver to the Company a general release (in form reasonably satisfactory to the Company and to Executive) of all claims against the Company and its subsidiaries (and their respective officers, directors, employees, and agents) other than: (i) claims for payment of amounts due under this section 7 or under section 8, (ii) claims for reimbursement under section 5(h) of expenses incurred on or before the Termination Date; (iii) claims arising out of or relating to the obligations of the Company to maintain insurance and to indemnify Executive as set forth in section 6 or in any other document or instrument; and (iv) claims arising out of or under any other written agreement to which the Company and Executive are parties or any employee benefit plan (including the SERP).

(i)            Exclusive Remedy. Executive agrees that the payments, benefits, and entitlements contemplated by this section 7 (and any acceleration of vesting of an equity-based award in accordance with the terms of such award) shall, if such payments, benefits, or entitlements are actually made or provided and such accelerated vesting and any other equity provision is actually effected (including with respect to delivery of shares) as required by the applicable provisions of this section 7 (and the terms of any such award), constitute the sole and exclusive remedy for such termination of his employment and separation from the Company, and, provided such payments, benefits, or entitlements are actually made as set forth herein and subject to the terms and conditions hereof otherwise applicable, Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to such termination of employment or separation. This subsection (i) does not in any way limit any right of either party to contest the characterization of a termination (for example, and without limitation, the right of Executive to contest whether the Company had Cause to terminate Executive’s employment in a purported termination for Cause) and, if successful, to receive the payments, benefits, or entitlements due for such a termination in accordance with the terms hereof.

(j)            SERP. Any and all amounts from time to time due to Executive or his spouse (or their respective successors) under the terms of the SERP shall remain payable in accordance with the terms of the SERP, notwithstanding any termination of Executive’s employment hereunder or execution by Executive of the general release described above.

(k)           No Duty to Mitigate. Executive shall have no duty to mitigate his damages, including any duty to seek other employment, in the event of any breach by the Company of this Agreement. In no event shall any amount payable to Executive hereunder be subject to offset for any compensation or other amount received from any third party, including proceeds or benefits received from any insurance carrier.

8.             EXCISE TAX REIMBURSEMENT.

(a)           Notwithstanding any other provision of this Agreement, except as provided in subsection (b), if the receipt by Executive of, or the vesting of Executive’s right to receive, any amount for compensation or benefits payable under this Agreement (including compensation in the form of shares of the Company’s capital stock) or any other plan, program, agreement, or arrangement of the Company relating to Executive causes the imposition of a tax (an “Excise Tax”) on Executive under section 4999(a) of the Internal Revenue Code or any similar or successor provision that may hereafter be enacted (the “Code”), the Company shall pay to Executive in cash such additional amount as is necessary so that the total amount received by Executive under this Agreement and any such other plan, program, agreement, or arrangement and retained by him after payment of any taxes on such total amount (including any federal, state, or local income taxes and any taxes imposed by such section 4999(a) and including any taxes in respect of any amount paid to Executive under this section 8) shall not be less than the net after-tax amount he would have received had such Excise Tax not been imposed.

(b)           The Company shall not be or at any time become in any way obligated under subsection (a) to pay any additional amounts as described therein or contemplated thereby as a result or in respect of the imposition for any reason of an Excise Tax upon the receipt by Executive of, or the vesting of Executive’s right to receive, any amount for compensation or benefits payable under this Agreement (including compensation in the form of shares of the Company’s capital stock), or any other plan, program, agreement, or arrangement of the Company relating to Executive, that results from the termination of Executive’s employment on account of the death or Disability of Executive.

(c)           The Company shall pay any additional amount for which it becomes obligated under subsection (a) to Executive within one (1) month after the day on which Executive notifies the Company that, and only to the extent that, (i) the Company has withheld from him an amount in respect of any such Excise Tax, (ii) Executive has made a payment of estimated tax in respect of any Excise Tax, (iii) Executive has filed an income tax return for the year for which any Excise Tax is due showing such Excise Tax as being due, or (iv) an Excise Tax liability has been asserted by the Internal Revenue Service or other taxing authority; provided, however, that Executive shall, at the Company’s written request and at its sole cost and expense, take such steps as may reasonably be required by the Company to contest any such assertion of liability if the amount of the Excise Tax to be contested is at least $50,000.

9.             CERTAIN RESTRICTIONS.

(a)           Confidentiality and Nonsolicitation. Executive agrees that in the performance of his duties hereunder he shall abide and be bound by the Company’s Code of Conduct. Without limiting the generality of the foregoing, Executive acknowledges that he is subject to the confidentiality and nonsolicitation restrictions set forth in the Code of Conduct.

(b)                  Competitive Activity.

(1)           In addition to and without limitation of the restrictions in the Company’s Code of Conduct, Executive agrees that Executive shall not, without the prior written consent of the Company:

(i)            During the period he is employed by the Company (the “Employment Period”) and (provided the Company is not in default for more than thirty (30) days after written notice thereof in the making of any payments required by section 7 as and when the same are due) after termination of his employment during the Restriction Period provided for in paragraph (2) below, directly or indirectly engage or participate in (as an owner, partner, stockholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business that is competitive with the business of the Company or any of its subsidiaries (x) during the Employment Period, as it is being conducted while he is employed by the Company or (y) during the Restriction Period, as it is being conducted at the time of the termination of Executive’s employment (a “Competitive Business”);

(ii)           After termination of his employment and during the Restriction Period provided for in paragraph (2) below, directly or indirectly solicit or attempt to persuade any person or entity who was, at any time within the two (2) year period before such termination an employee or independent contractor of the Company, to terminate his, her, or its relationship with the Company; or

(iii)          After termination of his employment and during the Restriction Period provided for in paragraph (2) below, directly or indirectly employ, hire, or retain any person or entity who was an employee or independent contractor of the Company at any time within the one (1) year period before such termination.

(2)           For purposes hereof, “Restriction Period” means the period beginning on the first to occur of the Termination Date and termination of Executive’s employment with the Company upon or following the expiration of the Term and ending:

(i)            In the case of a termination of Executive’s employment before the occurrence of a Change in Control (i) by the Company other than on account of Disability, whether with or without Cause or (ii) by Executive other than on account of Disability, whether or not for Good Reason: One (1) year after the Termination Date;

(ii)           In the case of a termination of Executive’s employment by the Company or by Executive for whatever reason on or after the date of a Change in Control as described in section 7(f) above: One (1) year after the Termination Date;

(iii)          In the case of a termination of Executive’s employment before the occurrence of a Change in Control by the Company or by Executive on account of Disability: Three (3) years after the Termination Date; and

(iv)          In the case of a termination of Executive’s employment for any reason upon or after the expiration of the Term (and without regard to whether such termination occurred pursuant to the provisions hereof regarding termination): One (1) year after such date of termination.

(3)           Notwithstanding the foregoing, Executive may own up to a five percent (5%) interest in a publicly traded corporation or other entity engaged in a Competitive Business.

(c)           Remedies for Breach. Executive acknowledges that the provisions of subsections (a) and (b) are reasonable and necessary for the protection of the Company and that the Company may be irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other legal or equitable relief or remedy available to the Company, the Company shall be entitled to seek and may obtain an appropriate injunction or other equitable remedy for the purposes of restraining Executive from any actual or threatened breach of or otherwise enforcing these provisions and that no bond or security shall be required in connection therewith) together with an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative. In any action or proceeding brought to enforce the provisions of subsections (a) or (b) of this Section 9, the prevailing party shall be entitled to receive from the other party its reasonable costs and expenses incurred to enforce such provisions or defend against such enforcement (as the case may be), including reasonable attorneys’ fees.

(d)           Modification. If any provision of subsections (a) or (b) is deemed illegal, invalid, or unenforceable to any extent, under any present or future law, such provision shall, to the extent not otherwise subject to being reformed as provided in the next sentence, be fully severable and this Agreement shall be construed as if such illegal, invalid, or unenforceable provision were never a part hereof and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. If, however, a court determines that any of the restrictions contained in subsection (b) are unreasonable in terms of scope, duration, geographic area, or otherwise, or any of the provisions in subsections (a) or (b) are otherwise illegal, invalid, or unenforceable, then such restrictions or provision, as applicable, shall be reformed to the extent necessary so that the same shall be rendered enforceable to the fullest extent otherwise permissible under applicable law, and the parties hereto do hereby expressly authorize any such court to so provide.

10.          MISCELLANEOUS.

(a)           Entire Agreement; Amendment. This Agreement, together with the agreements and plans referenced herein and the exhibits hereto, supersedes all prior agreements between the parties with respect to its subject matter (including the Existing Employment Agreement, which is hereby terminated as of the Effective Date of this Agreement), is intended as a complete and exclusive statement of the terms of the agreement between the parties with respect thereto, and may be amended only by a writing signed by both parties.

(b)           Change in Fiscal Year. Notwithstanding any other provision hereof, in the event of a change in the period of time constituting the fiscal year of the Company, equitable adjustments shall be made to those terms hereof that are dependent upon a determination of fiscal year, as may be reasonably determined by the Company upon approval of the Board in good faith, but no such change in fiscal year shall materially increase or decrease the benefits and burdens of the parties hereunder.

(c)           Incorporation of Recitals and Exhibits. The background recitals to this Agreement and the Exhibits hereto are an integral part of and by this reference are hereby incorporated into this Agreement.

(d)           Notices. Any notice required or permitted hereunder (including any Termination Notice) shall be in writing and shall be delivered in person (including delivery by commercial courier service) or sent by certified mail, return receipt requested, to the following address:

If to the Company:	Attn: Chief Financial Officer and
Attn: Chairman, Compensation Committee
of the Board of Directors
in each case at the address of the Company’s
principal office in the State of Maryland

If to Executive:	To the address of Executive’s
principal residence in the State of Maryland

or to such other address of which either party has theretofore given notice in accordance with this subsection.

(e)           Nonwaiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the party to be charged therewith.

(f)            Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by either party without the consent of the other. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s personal representative or other successor in interest.

(g)           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

(h)           Certain Rules of Construction.

(1)           Number. The definitions contained in section 1 and elsewhere in this Agreement shall be equally applicable to both the singular and plural forms.

(2)           “Including”; “Or.” The word “including” means and shall be read as “including but not limited to” and the word “or” means “or” in the nonexclusive sense, i.e., either “and” or “or.”

(3)           Section, etc. References. Except as otherwise specified herein, references herein to sections, subsections, and paragraphs are references to the sections, subsections, and paragraphs of this Agreement.

(4)           Headings. The headings and subheadings in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

(i)            Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to any provision that would result in the application of the laws of any other state or jurisdiction.

(j)            Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(k)           Legal Expenses. If the Company fails at any time to pay or provide for payment of any amount required to be paid or provided for hereunder, Executive shall be entitled to consult with independent counsel of his choice, and the Company shall pay the reasonable fees and expense of such counsel in connection therewith and in otherwise advising him or in bringing any action or proceeding, or in defending any action or proceeding, involving Executive’s rights under this Agreement; provided, however, that if Executive commences any such action or proceeding, Executive shall not be entitled to recover such fees and costs if it is expressly determined by the court or tribunal before which the action or proceeding is conducted that Executive brought the claim in bad faith or the claim was frivolous. Such right to reimbursement shall be immediate upon the presentment by Executive of written billings for such reasonable fees and expenses, but, if Executive commences any action or proceeding against the Company, any award or judgment against Executive in such action or proceeding shall require him to repay such amounts, net of any income taxes paid or payable by Executive in respect of such amounts, if such amounts are incurred in connection with an action or proceeding commenced by Executive and it is ultimately determined by the court or tribunal before which the action or proceeding is conducted that Executive brought such action or proceeding in bad faith or the claim was frivolous. The Company shall have the burden of proving that any claim was asserted in bad faith or was frivolous for purposes of this subsection. In addition, the Company agrees to pay the reasonable fees and expenses of independent counsel for Executive in connection with the negotiation, preparation, execution, and implementation of this Agreement.

(l)            Interest on Overdue Payments. Any amount payable to Executive under this Agreement that is not paid when due shall bear interest at an annual rate equal to the prime rate of interest from time to time quoted as such in The Wall Street Journal plus two percent (2%).

(m)          Company Policies, Plans and Programs. Whenever any rights under this Agreement depend on the terms of a policy, plan, or program of application to all employees generally or to any specified class of employees that is established or maintained by the Company, any determination of such rights will be made on the basis of the policy, plan, or program in effect at the time as of which such determination is made. No reference in this Agreement to any policy, plan, or program of application to all employees generally or to any specified class of employees that is established or maintained by the Company shall preclude the Company from prospectively or retroactively changing or amending or terminating that policy, plan, or program or adopting a new policy, plan, or program in lieu of the then-existing policy, plan, or program. This Agreement shall be construed in a manner generally consistent with any such policy, plan, or program, as existing from time to time, but in the event of a direct conflict between the provisions of this Agreement and those of any such policy, plan, or program, the provisions of this Agreement providing economic benefits or payments to Executive shall prevail.

(n)           Board Action. Any action that may be taken hereunder by the Board of Directors of the Company with respect to the compensation and benefits of Executive may be taken by an authorized committee of the Board.

(o)           Code Section 409A. To the extent that this Agreement or any plan, program or award of Company in which Executive participates or which has been or is granted by Company to Executive, as applicable, is subject to section 409A of the Code, Company and Executive agree to cooperate and work together in good faith to timely amend each such plan, program or award to comply with section 409A of the Code. In the event that Executive and Company do not agree as to the necessity, timing, or nature of a particular amendment intended to satisfy section 409A of the Code, reasonable deference will be given to Executive’s reasonable interpretation of such provisions. Notwithstanding anything herein to the contrary, in the event that Executive is subject to any payment or benefit at a time when he is a “specified employee” (within the meaning of section 409A), the Company shall delay the making of such payment or benefit to the extent reasonably necessary to satisfy section 409A. In addition, references to payments to be paid “promptly following the Termination Date” or similar references shall mean no later than two and one-half months after the Termination Date.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the Effective Date.

Witness/Attest:	TESSCO Technologies Incorporated

/s/	By:	/s/ David Young	(seal)
David Young
Senior Vice President and
Chief Financial Officer

EXECUTIVE

/s/	By:	/s/ Robert B. Barnhill, Jr.	(seal)
Robert B. Barnhill, Jr.